Exhibit 10.1

EXECUTION COPY

EXECUTIVE CHAIRPERSON AGREEMENT

THIS EXECUTIVE CHAIRPERSON AGREEMENT, dated as of December 30, 2020 (the “Execution Date”), is by and between vTv Therapeutics Inc., a Delaware corporation (the “Company”), and Robin E. Abrams (the “Executive Chairperson”).

WHEREAS, the Executive Chairperson currently serves as the Executive Vice President, General Counsel and Chief Compliance Officer of the Company, and the Company desires that she cease serving as an employee with that title; and

WHEREAS the Company seeks that she transition from the role of Executive Vice President, General Counsel and Chief Compliance Officer and to serve as Executive Chairperson and a member of the Board of Directors of the Company (the “Board”), on the terms and subject to the conditions set forth in this Agreement, and the Executive Chairperson desires to serve the Company in such position; and

NOW, THEREFORE, the Company and the Executive Chairperson hereby agree as follows:

1.	Term; Duties; Efforts.

1.1Term. Effective no later than December 30, 2020, subject to approval by the Board of Directors, the Executive Chairperson shall be appointed to serve as a member of the Board and shall hold the title of Executive Chairperson of the Board. The period from the date of such appointment until a termination pursuant to Section 2 of this Agreement shall be referred to in this Agreement as the “Term”.

1.2Duties. During the Term, the Executive Chairperson shall hold the title of Executive Chairperson of the Board and be available to perform the duties customarily associated with this function, including (i) acting as chairperson of the Board’s meetings and of meetings of the stockholders of the Company; (ii) providing leadership to the Board for the development, implementation and monitoring of near- and long-term strategic plans for the Company; (iii) facilitating discussions of the Board regarding corporate strategy and critical issues facing the Company; (iv) acting as a liaison between the Company’s senior management and the Board and its committees; (v) advising the Company’s senior management on matters of Company operations; (vi) consulting periodically with the Chief Executive Officer of the Company to obtain such information concerning the Company’s business, operations, enterprise risk management, and strategic plans as may be necessary for the Board to discharge its duties; and (vii) otherwise performing the duties of Chairperson of the Board, as well as such other customary duties as may be determined and assigned by the Board and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law (the “DGCL”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange or quotation system on which the Company’s securities may be traded from time to time. The Executive Chairperson will perform such duties described herein in accordance with the general fiduciary duty of executive officers and directors arising under the DGCL. The Executive Chairperson agrees to provide all information regarding herself as the Company requires to satisfy its disclosure obligations under applicable securities laws. The Executive Chairperson shall devote such time as is reasonably necessary to perform her duties to the Company under this Agreement. The Executive Chairperson may perform her duties hereunder from the Executive Chairperson’s offices, at home or elsewhere, including at the Company’s offices in North Carolina or Executive Chairperson’s offices in New York City, and shall travel as reasonably necessary in order to perform the Executive Chairperson’s duties under this Agreement.

1.3Efforts. During the Term, the Executive Chairperson agrees to serve the Company faithfully, to devote such energy, skills and ability as reasonably necessary to perform her duties hereunder and to promote the Company’s interests. The Executive Chairperson may become a full-time executive employee of another entity or a member of a board of directors of another entity if such activity does not materially interfere or conflict with the performance of the Executive Chairperson’s duties, services and responsibilities under this Agreement, including under Sections 6 through 11 hereof (collectively, the “Restrictive Covenants”), or violate the policies established from time to time by the Company that are applicable to directors and officers of the Company. Notwithstanding anything to the contrary in this Section 1.3 or this Agreement, (a) the Executive Chairperson shall be free to continue participating in those certain business activities that the Executive Chairperson has previously disclosed to the Company and in which she is engaged as of the Execution Date (such activities, together with those that are hereafter disclosed and not objected to under the last sentence of this Section 1.3, “Permitted Business Activities”) until such time that any Permitted Business Activity expands into a Competing Business (defined below) in which it was not engaged as of the Execution Date; provided, that, a Permitted Business Activity shall not be regarded as having expanded into a Competing Business if (i) the individual or entity engaging in the Permitted Business Activity and for whom the Executive Chairperson is providing services was engaging in the Competing Business prior to the Company and (ii) such Permitted Business Activity is not related to clinical research and drug development in the areas of Alzheimer’s, diabetes or psoriasis in markets that would directly compete with the Company’s assets azeliragon (TTP488), GKA (TTP399) and PDE4 HPP737, and (b) the Executive Chairperson shall be free to engage in charitable, community or personal investment activities as long as such activities and investments do not conflict with or interfere with the Executive Chairperson’s obligations under this Agreement, including the Restrictive Covenants, and that any such investments are in compliance with the Company’s policies and procedures applicable to officers and directors. The Executive Chairperson represents that she has disclosed to the Company all business activities in which she is engaged in as of the Execution Date, and the Company acknowledges such disclosure. The Executive Chairperson agrees to provide the Company with prior written notice of any new business activities and commitments, and, subject to the terms of this Section 1.3 and requirements of applicable law, the Board may require the Executive Chairperson to resign from her duties hereunder if the Board determines that such new business activity or commitment, when aggregated with

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Permitted Activities and the services hereunder, is reasonably likely to materially interfere with the performance of the Executive Chairperson’s duties, services and responsibilities hereunder and the Executive Chairperson continues to participate in such new business activities and commitments after written notice of such determination.

2.Termination. This Agreement shall commence on the date hereof and terminate on the earliest of the following to occur (subject to compliance with applicable laws): (i) the death of the Executive Chairperson; (ii) the termination of the Executive Chairperson from her membership on the Board by the mutual agreement of the Company and the Executive Chairperson; (iii) the removal of the Executive Chairperson from the Board by the vote of the stockholders of the Company in accordance with applicable law and the terms of the Company’s governing documents; (iv) the failure of the stockholders to re-elect the Executive Chairperson; (v) the resignation by the Executive Chairperson from the Board; or (vi) upon the Executive Chairperson becoming prohibited by law from acting as a director.

3.	Fees and Compensation

3.1Base Fee. As compensation for the Executive Chairperson’s services under this Agreement, during the Term, the Company will pay to the Executive Chairperson a base fee, payable no less frequently than monthly, at the annual rate of $250,000 (the “Fee”).

3.2	Equity Awards

(a)Annual Equity Bonus. Commencing with fiscal year 2021, the Executive Chairperson shall be eligible to receive, to the extent earned based on individual and corporate performance as determined by the Compensation Committee, an annual equity performance bonus (an “Equity Bonus”) in respect of each fiscal year that ends during the Term. The type of award shall be determined by the Compensation Committee in its sole discretion. Subject to the Executive Chairperson’s continued services through the date of grant, the amount earned in respect of any Equity Bonus shall be determined by the Committee after the end of the fiscal year for which such Equity Bonus is granted and shall be granted to the Executive Chairperson on or prior to March 15 of such following year. Notwithstanding anything in this Agreement, the Committee may, in its sole discretion, provide for payment of the Equity Bonus in cash as opposed to equity or equity-based compensation, subject to similar vesting conditions.

(b)With respect to each Equity Bonus (i) with respect to the portion of such Equity Bonus that consists of options to purchase Class A Common Stock, par value $0.01 (the “Common Stock”), the exercise price per share of Common Stock subject thereto will equal the fair market value of one share of Common Stock on the date of grant, as determined by the Compensation Committee in its sole discretion, subject to applicable law and the terms of the vTv 2015 Omnibus Incentive Plan, as the same shall be in effect from time to time (the “vTv Plan”) within the meaning of Section 409A of the Code; (ii) subject to the Executive Chairperson’s continued services hereunder, each such grant will vest and, if applicable, become exercisable with respect to 33.33% of the

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shares of Common Stock subject thereto on each of the first three anniversaries of the applicable grant date, and (iii) the award will have other customary terms and conditions as are consistent with the vTv Plan and with applicable law.

(c)Upon a termination of the Executive Chairperson’s services hereunder at any time (i) due to the Executive Chairperson’s death or “Disability” (as defined in the vTv Plan); (ii) by the Company without “Cause” (within the meaning of the Delaware General Corporation Law for the removal of a director from a board of directors), (iii) due to the failure by the Company to nominate the Executive Chairperson as a member of the Board; (iv) due to the failure of the stockholders to re-elect the Executive Chairperson, or (v) due to the Company’s material breach of any agreement with the Executive Chairperson, each Equity Bonus will immediately accelerate and be fully vested. Notwithstanding the foregoing, (x) with respect to an event described in clause (iv) of the immediately preceding sentence, such acceleration shall only occur if the Executive Chairperson actually resigns from her service under this contract within 30 days after the date of the stockholder vote and (y) with respect to an event described in clause (v) of the preceding sentence, such acceleration shall only occur if the Executive Chairperson provides written notice to the Company of the occurrence of the event detailing the relevant facts and circumstances that constitutes the alleged breach within 45 days following such event, the Company has not cured such event within 30 days following receipt of such notice, and the Executive Chairperson actually resigns from her service under this contract within 10 days after the expiration of the 30-day cure period.

3.3Business Expenses. The Company shall pay or reimburse the Executive Chairperson for all reasonable expenses actually incurred or paid by the Executive Chairperson during the Term in the performance of the services hereunder, including without limitation for any travel to and from the Company’s offices in North Carolina to the extent any such travel is required, it being the understanding of the parties hereto that the Executive Chairperson is not required to perform her services hereunder from such offices; provided, however, that (i) reimbursement is subject to such policies as the Company may from time to time establish, and (ii) such expense must be properly documented, and the request for reimbursement must be invoiced by the Executive Chairperson. The Company agrees to provide the Executive Chairperson with a receipt reflecting reimbursement hereunder.

3.4Except as provided in this Section 3, the Executive Chairperson shall not receive any compensation in respect of her service as a member or as executive Chairperson of the Board.

4.Status as an Independent Contractor. Nothing herein contained shall be construed to constitute the parties to this Agreement as employer and employee. The Executive Chairperson’s relationship to the Company, vTv Therapeutics LLC (the “Operating Company”) and any Subsidiaries of the Operating Company, during the Term and for any period the Executive Chairperson continues to be engaged by any of them after the Term, shall only be that of an independent contractor, and the Executive Chairperson shall perform all duties pursuant to this Agreement as an independent contractor. At no time shall the Executive Chairperson identify herself as an employee of the Company, the Operating Company or any Subsidiary (defined below) of the

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Operating Company. The Executive Chairperson may not cite services under this Agreement in support of any claim to be an employee of the Company, the Operating Company or any Subsidiary of the Operating Company for the purpose of claiming any statutory or common law benefit. The Executive Chairperson shall not be eligible to participate in any employee benefit program provided by the Company, the Operating Company or any Subsidiary of the Operating Company to any of their respective employees. The Executive Chairperson shall be solely responsible for the payment of all federal, state, or local income taxes, social security taxes, and other taxes that are imposed on the recipient of compensation earned by the Executive Chairperson under this Agreement. The Executive Chairperson further understands that she may be liable for self-employment (social security) tax to be paid by the Executive Chairperson in accordance with applicable law.

5.	Restrictive Covenant Acknowledgments; Reasonableness.

The Executive Chairperson acknowledges that (i) her services and her job duties for the Company, including under this Agreement, have resulted and will continue to result in Executive Chairperson’s exposure to and familiarity with Confidential Information (as such term is defined in Section 9 of this Agreement) and that the disclosure or unauthorized use of such Confidential Information by the Executive Chairperson will injure the Company’s business; (ii) the Company’s business would suffer great competitive harm if its Confidential Information should be disclosed to its competitors or to the general public, and the Company would also suffer great harm if the Executive Chairperson were to exploit the relationships which have been established with the Company’s customers for the benefit of a competitor; (iii) the Company is entering into this Agreement in order to prevent the disclosure of trade secrets and other competitively sensitive information relating to the Company’s business, and in order to facilitate and induce the disclosure of Confidential Information among employees and other service providers of the Company with the assurance that such information will not be used in unfair competition against the Company; (iv) she has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement; and (v) that the covenants set forth in Sections 6 through 12 of this Agreement are reasonable in terms of duration, scope and area restrictions and are necessary for the protection of the legitimate business interests of the Company and its Affiliates. If, at the time of enforcement of such covenants, a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the Executive Chairperson and the Company agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the covenants to cover the maximum period, scope and area permitted by applicable law. For purposes of Sections 5 through 10, 12, and 13 of this Agreement, the term “Company” shall include the Company, its Subsidiaries and its Affiliates.

6.	Covenants Relating to Ownership of Notes, Records and Documents.

All memoranda, notes, records and other documents (and copies thereof), whether in hard copy or electronic format, made or compiled by the Executive Chairperson or made available to the Executive Chairperson during her services concerning the business

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of the Company, including, without limitation, all technical or scientific data, ideas, intellectual property, records, notes, experiment books, bidding data and other technical material of the Company shall be the Company's property; provided, that, the Executive Chairperson shall be entitled to keep a copy of this Agreement and compensation and benefit plans to which the Executive Chairperson is entitled to receive benefits thereunder. All such property shall be delivered to the Company on the date of termination of the Executive Chairperson’s services or upon request at any time by the Company, regardless of whether such property contains Confidential Information. The Company agrees that, to the extent that it retains any such property following its return as contemplated by this Section 6, the Company shall make such documents available to the Executive Chairperson if reasonably requested by the Executive Chairperson in connection with any litigation or any investigation by any governmental authority in which the Executive Chairperson is involved, subject to the Executive Chairperson’s agreement to enter into a nondisclosure agreement with respect to such property and subject in all cases to the Company’s internal corporate policies as the same may be in effect from time to time.

7.	Non-Solicitation Covenants.

7.1During the Term and for a period of one (1) year following termination of the Executive Chairperson’s services for any reason (the “Restricted Period”), the Executive Chairperson shall not, directly or indirectly, (i) solicit, divert or take away (or attempt to solicit, divert or take away) the business of any client, customer or supplier of the Company (each such party, a “Restricted Party”) or (ii) encourage any Restricted Party to cease doing business with the Company or to reduce the amount of business such Restricted Party does with the Company; provided, that, the Executive Chairperson shall not be restricted from engaging in the activities contemplated by this clause if such activities occur in the good faith performance by the Executive Chairperson of her duties under this Agreement.

7.2The Executive Chairperson shall not, for the duration of the Restricted Period, directly or indirectly (i) solicit or encourage (or cause to be solicited or encouraged) any employee of the Company or person who was an employee of the Company within the six-month period preceding such solicitation or encouragement, to cease employment with the Company, except in the good faith performance of the Executive Chairperson’s duties hereunder or (ii) interfere with the relationship of the Company with any consultant then under contract with the Company; provided, that, the Executive Chairperson shall not be prohibited from placing an advertisement or general solicitation for employment that is not specifically directed at any particular individual; provided, further, that, the Executive Chairperson may serve as a reference for an employee upon such employee’s request so long as the Executive Chairperson is not affiliated with the entity the reference is being provided to and the Executive Chairperson is not identifying employees of the Company as target for hire.

8.	Noncompetition Covenant.

In support of the Executive Chairperson’s commitment to maintain the confidentiality of the Company’s Confidential Information, and except for her continued

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participation in Permitted Business Activities (as such term is defined in Section 1.3 of this Agreement), during the Restricted Period, the Executive Chairperson shall not, directly or indirectly, (a) enter the employ of, or render services to (including as a salesperson, consultant or in strategic planning role), any “Competing Business” within the “Territory” (as such terms are defined below), (b) engage in any Competing Business within the Territory for her own account, or (c) become interested in a Competing Business within the Territory as a partner, shareholder (whether or not a controlling shareholder), director, officer, principal, agent, trustee, or in any other relationship or capacity. For purposes of this Agreement, “Competing Business” shall be defined as any business that engages in clinical research and drug development in the areas of Alzheimer’s, diabetes or psoriasis or any other therapeutic area that the Company may discover or develop during the Term in which such business directly competes with the Company’s products then in development; provided, that, Competing Business shall not include any therapeutic area in which the Executive Chairperson was involved prior to the discovery or development of such therapeutic area by the Company; provided, further, that, as applied to conduct by the Executive Chairperson following the Term, a Competing Business shall only include such activities that the Company was engaged in as of the last day of the Term. For purposes of this Agreement, “Territory” shall be defined as each and all of the geographic areas and locations where (x) the Company carries on or transacts its business, (y) the Company sells or markets its products or services, or (z) the Company’s customers are located. Nothing in this Section 8 shall prohibit the Executive Chairperson from: (a) serving as a member of the board of directors of a company with publicly traded common stock, the aggregate market capitalization of which is larger than $500 million, even if such company engages in a Competing Business as long as the Competing Business represents less than 3% of the annual revenues of the company and the Executive Chairperson recuses herself from any meetings and conversations about such Competing Business; (b) investing in any publicly traded security or in any commingled hedge or private equity fund or other similar commingled alternative investment vehicle as long as (i) such investment represents less than 2% of the outstanding voting securities of the issuer of the publicly traded security or of the equity interests in any such fund or vehicle and (ii) the Executive Chairperson does not play an active role in any activity of the fund or vehicle; or (c) entering the employ of or rendering services to any organization, an insubstantial division or department of which is engaged in a Competing Business, where “insubstantial” means the annual revenues of such division or department consist of less than 3% of the annual revenues of the whole organization, as long as the Executive Chairperson does not provide services to such division or department.

9.	Covenant Not to Disclose Confidential Information.

The Executive Chairperson agrees that she has not and shall not, at any time during or after the Term, use, reveal or divulge (i) any trade secrets (as defined under applicable state law), (ii) any other confidential information, including business plans, customer information, formulae, financial information, pricing information, technical scientific data, technical processes clinical or pre-clinical data, protocols, research projects, results, information technology programs or processes, database, or other information which the Company deems to be confidential or commercially sensitive, or any material confidential information whatsoever concerning any director,

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officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive Chairperson heretofore or hereafter (clauses (i) through (iii), collectively, “Confidential Information”), in each case unless and only to the extent such use, revelation or disclosure is required by law or otherwise appropriate in the good faith course of the performance of the Executive Chairperson’s duties under this Agreement.

10.	Non-disparagement Covenant.

The Executive Chairperson agrees, at all times during the Term and until the later of three (3) years after the Term expires and the date on which the Designated Holders (defined below) no longer holds equity interests representing at least 30% of the value of the equity interests of the Operating Company (the “Non-disparagement Period”), the Executive Chairperson shall not issue, circulate or publish any false or disparaging statements or remarks about the Company or its products, services, employees, directors, or officers; provided, that, nothing herein shall prohibit the Executive Chairperson from (a) providing truthful testimony if such testimony is required by law, (b) making a truthful statement in response to any statement made about the Executive Chairperson in breach of this Section 10, (c) making statements to other members of the Board or to officers or employees of the Company in the good faith performance of her duties under this Agreement, or (d) making any normal competitive type statements after the expiration of the Restricted Period that does not otherwise constitute a breach of Section 8 of this Agreement. The directors and executive officers of the Company shall not, during the Non-disparagement Period, issue, circulate or publish any false or disparaging statements or remarks about the Executive Chairperson; provided, that, nothing herein shall prohibit any director or executive officer of the Company from (a) providing truthful testimony if such testimony is required by law, (b) making a truthful statement in response to any statement made by the Executive Chairperson in breach of this Section 10, or (c) making statements to other members of the Board or to any other executive officer or employee of the Company in the good faith performance of his or her duties to the Company, or (d) making any normal competitive-type statements at a time when the Executive Chairperson is no longer providing any services pursuant to this Agreement. For purposes of this Agreement, “Designated Holder” means (i) MacAndrews and Forbes; (ii) any Affiliate or subsidiary of MacAndrews and Forbes (collectively with MacAndrews and Forbes (the “M&F Entities”); (iii) Ronald O. Perelman; or (iv) the estate of, Immediate Family (defined below) of, or any other trust or other legal entity the primary beneficiary of which is the Immediate Family of, Ronald O. Perelman. For purposes of this Agreement, “Immediate Family” means, with respect to any individual, the spouse, ex-spouse, children, step-children and their respective lineal descendants.

11.	Inventions Covenant.

11.1During the Term, the Executive Chairperson agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulae, processes, algorithms, compositions of matter, computer software programs, databases, mask works, and trade secrets (“Inventions”) that the Executive Chairperson makes or conceives or first reduces to practice or creates, either

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alone or jointly with others, in the course of her services to the Company, and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.

11.2The Executive Chairperson understands that, under copyright laws, any copyrightable works prepared by the Executive Chairperson within the course and scope of her services to the Company are “works for hire.” Consequently, the Company will be considered the author and owner of such works.

11.3The Executive Chairperson agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by the Executive Chairperson for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company. The Executive Chairperson hereby assigns and agrees to transfer to the Company any and all rights she may own in and to such Inventions, including all intellectual property rights, registrations, trade secrets rights as well as worldwide rights in any intellectual property or other forms of protection applicable to such Inventions.

11.4The Executive Chairperson also waives and agrees never to assert any “Moral Rights” the Executive Chairperson might have in or with respect to any Invention even after the Executive Chairperson leaves the Company. “Moral Rights” means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Invention, to object or prevent modification of any Invention, or to withdraw from circulation or to control the publication distribution of any Invention.

11.5The Executive Chairperson agrees to execute, acknowledge, make and deliver to the Company or its attorneys, without additional compensation, but without expense to the Executive Chairperson, any and all instruments, including, without limitation, United States and foreign patent applications, trademark and copyright applications, applications for securing, protecting or registering any property rights embraced within this Agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and to do any and all lawful acts that, in the judgment of the Company or its attorneys, may be necessary or desirable to vest in or secure for, or maintain for the benefit of, the Company, adequate patent and other property rights in the United States and all foreign countries with respect to any and all such Inventions.

11.6The Executive Chairperson has attached hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive Chairperson prior to the Term (collectively referred to as “Prior Inventions”), which belong to the Executive Chairperson, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive Chairperson represents that there are no such Prior Inventions. The Executive Chairperson agrees that she will not incorporate, or permit to be incorporated, any Prior Invention owned by the Executive Chairperson or in which she has an interest into a Company product or process without the Company’s prior written consent.

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Notwithstanding the foregoing sentence, if, in the course of the Executive Chairperson’s services, the Executive Chairperson incorporates into a Company product or process a Prior Invention owned by the Executive Chairperson or in which she has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process.

12.	Property of the Company.

The Executive Chairperson acknowledges that from time to time in the course of providing services pursuant to this Agreement she shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and the Executive Chairperson hereby agrees that said property shall remain the exclusive property of the Company, and the Executive Chairperson shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company's customer and supplier lists, contract forms, books of account, computer programs and similar property; provided, that, the Executive Chairperson shall be entitled to retain her address book/contact list to the extent it only contains contact information. The  Executive Chairperson acknowledges and agrees that she has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that the Executive Chairperson’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. The Executive Chairperson further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel without notice.

13.	Remedies.

13.1The Executive Chairperson and the Company agree and acknowledge that any breach or threatened breach of this Agreement by the Executive Chairperson would result in continuing material and irreparable harm and injury to the Company and/or its Affiliates, and because either (i) money damages may not provide an adequate remedy to the Company or (ii) it would be difficult or impossible to establish the full monetary value of such damages, the Company may be entitled to equitable relief (including, without limitation, specific performance, account for profits, or injunctive relief) in the event of the Executive Chairperson’s breach or threatened breach of this Agreement. Any equitable relief is in addition to any other available remedy, including, damages.

13.2To the extent permitted by law, if the Executive Chairperson materially breaches any of the Restrictive Covenants and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive Chairperson is required to comply with that particular covenant shall be extended by the same period that the Executive Chairperson was in breach of such covenant prior to the effective date of such injunctive relief.

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13.3Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive Chairperson from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any state legislative and executive agency, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive Chairperson does not need the prior authorization of the Company to make any such reports or disclosures and Executive Chairperson is not required to notify the Company that Executive Chairperson has made such reports or disclosures.

14.	Indemnification.

The Company shall indemnify the Executive Chairperson in her capacity as an officer and director of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses incurred or sustained by the Executive Chairperson in connection with any action, suit or proceeding to which the Executive Chairperson may be made a party by reason of her being or having been an officer or director of the Company, or because of actions taken by the Executive Chairperson which were believed by the Executive Chairperson to be in the best interests of the Company, and the Executive Chairperson shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company may maintain for the benefit of its directors and officers subject to the limitations of any such policies. The indemnification and coverage provided pursuant to the immediately preceding sentence shall be no less favorable than what is provided to any other member of the Board. The Company shall have the right to assume, with legal counsel of its choice, the defense of the Executive Chairperson in any such action, suit or proceeding for which the Company is providing indemnification to the Executive Chairperson. Should the Executive Chairperson determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of the Executive Chairperson; provided, that, if the Executive Chairperson employed such counsel after reasonably determining in her good faith judgment that there is an actual, material conflict created by her being represented by the legal counsel to the Company contemplated by the immediately preceding sentence, then the Company will reimburse the Executive Chairperson for the reasonable costs and expenses of such separate legal counsel. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of the Executive Chairperson, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expense of counsel retained by the Executive Chairperson) incurred by the Executive Chairperson in connection with any such action, suit or proceeding. The Executive Chairperson must timely repay the amount of any such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses. The Company shall not be obligated to indemnify the Executive Chairperson against any actions that constitute an act of gross negligence or willful misconduct or contrary to the general indemnification provision of the DGCL or the Company’s certificate of incorporation or bylaws. This Section shall survive the Term of this Agreement.

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15.	280G Modified Cutback.

15.1Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, equity awards or benefits paid or distributed to the Executive Chairperson pursuant to this Agreement or any other agreement, plan or arrangement between the Company or its subsidiaries or affiliates, on the one hand, and the Executive Chairperson on the other hand (collectively, the “280G Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and

(ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (a) in full or (b) in such lesser amount that would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999), results in the Executive Chairperson’s receipt on an after-tax basis of the greatest amount or benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

15.2To the extent permitted by applicable law, and not a violation of Code Sections 280G, 409A or 4999, the Executive Chairperson shall be entitled to elect the order in which payments will be reduced. If the Executive Chairperson electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Code Sections 280G or 4999, payments shall be reduced in the following order  (i) cash payments; (ii) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (iii) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) acceleration of vesting of all other stock options and equity awards; and (vi) within any category, reductions shall be from the last due payment to the first.

16.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

vTv Therapeutics Inc.

3980 Premier Drive, Suite 310

[Robin E. Abrams Executive Chairperson Agreement]

High Point, NC27265

Attention: Chief Financial Officer

If to the Executive Chairperson, to:

Such address as shall most currently appear on the records of the Company.

17.	Code Section 409A.

17.1This Agreement is intended to comply with, or be exempt from, Code Section 409A (“Section 409A”) and will be interpreted, administered and operated in a manner consistent with that intent.

17.2For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of services” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

17.3Notwithstanding anything in this Agreement to the contrary, in the event that the Executive Chairperson is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of the Executive Chairperson’s “separation from service” within the meaning of Section 409A shall be made to the Executive Chairperson prior to the date that is six (6) months after the date of the Executive Chairperson’s “separation from service” or, if earlier, the Executive Chairperson’s date of death. Immediately following such delay period, all such delayed payments will be paid in a single lump sum. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for the Executive Chairperson’s benefit under any Company sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by the Executive Chairperson to the Company or any affiliate.

18.Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive Chairperson only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive Chairperson’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive Chairperson’s “separation from service” occurs.  Any payment or benefit paid to the Executive Chairperson hereunder in respect of reimbursement of taxes incurred by the Executive Chairperson shall be paid to the Executive Chairperson no later than the end of the calendar year following the year in which the related taxes are required to be paid. To the extent any indemnification payment, expense reimbursement,

[Robin E. Abrams Executive Chairperson Agreement]

or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive Chairperson incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

19.	Governing Law; Dispute Resolution.

19.1It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

19.2Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

19.3Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 15 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

20.The Executive Chairperson’s Representation and Acknowledgment; Covenants.

[Robin E. Abrams Executive Chairperson Agreement]

The Executive Chairperson represents to the Company that her execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that she may have with or to any person or entity, including without limitation any prior or current employer. The Executive Chairperson agrees to execute and comply at all times with the Company’s guidelines applicable to insider trading, stock ownership, hedging transactions, ethics, and all other policies adopted by the Company that are applicable to directors. The Executive Chairperson further represents that she shall provide a copy of this Agreement to any future employer during the Term and for one (1) year thereafter and that the Company shall have a right to provide a copy of this Agreement to any future employer of the Executive Chairperson during such period.

21.Reserved.

22.	General.

22.1JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE CHAIRPERSON’S ENGAGEMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

22.2Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22.3Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive Chairperson’s engagement by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive Chairperson’s engagement by the Company and its Affiliates including the employment agreement dated December 9, 2020. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

22.4Assignment; Successors. This Agreement, and the Executive Chairperson’s rights and obligations hereunder, may not be assigned by the Executive Chairperson. The Company may assign its rights, together with its obligations, hereunder to (i) any successor to all or substantially all of the business or assets of the Company or (ii) to an Affiliate of the Company in connection with an internal reorganization of the Company; provided, that, any assignment of this Agreement by the Company pursuant to an event described in clause (ii) of this Section shall not relieve the Company or a successor public company of its obligations hereunder in the event of the failure of such assignee to honor the Agreement.

22.5Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by

[Robin E. Abrams Executive Chairperson Agreement]

a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

23.	Subsidiaries and Affiliates.

23.1As used herein, the term “Subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term “Affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

[Robin E. Abrams Executive Chairperson Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VTV THERAPEUTICS INC.

By:	/s/ Stephen L. Holcombe
Name:	Stephen L. Holcombe
Title:	President & Chief Executive Officer

/s/ Robin E. Abrams
ROBIN E. ABRAMS

[Robin E. Abrams Executive Chairperson Agreement]